STATE STREET     |
GLOBAL ADVISORS  | SSgA
                                                                        MAY 2007

                                AMENDMENT TO THE
           STATE STREET GLOBAL ADVISORS / SSGA FUNDS MANAGEMENT, INC.
                                 CODE OF ETHICS

THE FOLLOWING AMENDS AND SUPPLEMENTS THE STATE STREET GLOBAL ADVISORS (SSGA) AND SSGA FUNDS MANAGEMENT, INC. (SSGA FM) (COLLECTIVELY, "SSGA") CODE OF ETHICS DATED OCTOBER 2005. THIS AMENDMENT SHOULD BE KEPT WITH YOUR COPY OF THE OCTOBER 2005 CODE OF ETHICS. THIS AMENDMENT AND THE OCTOBER 2005 CODE OF ETHICS ARE AVAILABLE ON THE SSGA INTRANET CODE OF ETHICS PAGE.

      All employees, officers and directors of SSgA are responsible for maintaining the highest standards of integrity and ethical business conduct.

      Ethical Standards
      -----------------

      Each SSgA employee is responsible for maintaining the highest ethical standards when conducting SSgA's business. This means:

      o Each employee has a fiduciary duty to SSgA clients and must at all times place the interests of clients first and may not take advantage of client transactions.

      o Each employee must avoid or disclose conflicts with the interests of clients - - or even the appearance of such conflict - - whether or not there is a specific provision in the Code addressing the conflict.

      All personal securities transactions of employees must be conducted consistent with the Code and in such a manner as to avoid any abuse of the employee's position of trust and responsibility;

      No employee may take inappropriate advantage of his or her position (or knowledge received thereby) or engage in any fraudulent or manipulative practice with respect to client accounts.

      Code Requirements
      -----------------

      All employees must comply with the applicable U.S. Federal Securities Laws. (This includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under these statutes, the Bank Secrecy Act and rules adopted thereunder by the SEC or the Department of the Treasury.)

      The Code further requires each employee to prepare and submit to Compliance initial, quarterly and annual personal securities holdings and transactions reports through the STARCOMPLIANCE SYSTEM. The Code and the STARCOMPLIANCE SYSTEM sets forth requirements for the time frames and information required for each of these reports, including certain information about securities owned by an employee's family members. The reports must be submitted in the stated timeframes and contain current information and will be reviewed by Compliance.

      SSgA will provide every employee with a copy of the Code and any amendments, and will require every employee to certify annually that he or she has reviewed and understands the Code and all amendments. The current Code is available on the SSGA INTRANET CODE OF ETHICS page.

      Each employee must report any violation of the Code, including by other employees, to his or her local Compliance officer. Failure to comply with the Code may result in serious sanctions including reprimands, fines, disgorgement of profits, or dismissal.

      If you have any question about the interpretation or applicability of any section of the Code, please consult your local Compliance officer.

                          STATE STREET GLOBAL ADVISORS

                           SSGA FUNDS MANAGEMENT, INC.


                                 CODE OF ETHICS









                                  OCTOBER 2005



                                                    SSgA
                                                    STATE STREET GLOBAL ADVISORS
                                                    SSgA FUNDS MANAGEMENT, INC.

                               TABLE OF CONTENTS
                               -----------------

  I.  Introduction .........................................................   1

 II.  Applicability ........................................................   1

III.  Key Definitions ......................................................   2

         Beneficial Ownership ..............................................   2
         Covered Securities ................................................   2

 IV.  Pre-Clearance of Personal Securities Transactions ....................   3

  V.  Restrictions .........................................................   4

         Blackout Periods ..................................................   4
         Initial Public Offerings and Private Placements ...................   4
         Options ...........................................................   4
         Mutual Funds ......................................................   5
         Short-Term Trading and Other Restrictions .........................   5

 VI.  Reporting Requirements ...............................................   5

VII.  Standard of Conduct ..................................................   8

         Personal Trading ..................................................   8
         Protecting Confidential Information ...............................   8
         Gifts and Entertainment ...........................................   9
         Service as a Director/Outside
         Employment and Activities .........................................  10

VIII. Sanctions ............................................................  10



                                                    SSgA
                                                    STATE STREET GLOBAL ADVISORS
                                                    SSgA FUNDS MANAGEMENT, INC.

================================================================================

I. INTRODUCTION
   ------------

The Code of Ethics (the "Code") is designed to reinforce State Street Global Advisors' ("SSgA's")/SSgA Funds Management, Inc.'s ("SSgA FM's") reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. The Code sets forth procedures and limitations which govern the personal securities transactions of every SSgA/SSgA FM employee.

SSgA/SSgA FM and our employees are subject to certain laws and regulations governing personal securities trading. We have developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws. In addition to the provisions outlined in this document, employees in SSgA's Global Offices may be subject to different or additional requirements provided by their local Compliance Officer.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that "ignorance of the law" is not a defense. Employees may be subject to civil penalties such as fines, regulatory sanctions including suspensions, as well as criminal penalties.

Employees must read the Code and comply with it. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to: disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Employees should retain a copy of the Code in their records for future reference. Any questions regarding the Code should be directed to the Compliance and Risk Management Group or your local Compliance Officer.

General Principles
------------------

Each SSgA/SSgA FM employee is responsible for maintaining the very highest ethical standards when conducting business. More specifically, this means:

o Each employee has a duty at all times to place the interests of our clients first;

o All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or other abuse of the employee's position of trust and responsibility; and

o No employee should take inappropriate advantage of his/her position or engage in any fraudulent or manipulative practice with respect to our clients' accounts.

II. APPLICABILITY
    -------------

SSgA/SSgA FM Employees
----------------------

This Code is applicable to all SSgA and SSgA FM employees. This includes full-time, part-time, benefited and non-benefited, and exempt and non-exempt employees. Additionally, each new employee's offer letter will include a copy of the Code of Ethics and a statement advising the individual that he/she will be subject to the Code of Ethics if he/she accepts the offer of employment. If, OUTSIDE the U.S., due to local employment practices it is necessary to modify this approach then the offer letters will be revised in accordance with local law.

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                                                                               1

================================================================================

Family Members and Related Parties
----------------------------------

The Code applies to the accounts of the employee, his/her spouse or domestic partner, his/her minor children, his/her adult children living at home, and any relative, person or entity for whom the employee directs the investments. Joint accounts will also need to be included if an SSgA/SSgA FM employee is one of the joint account holders.

Contractors and Consultants
---------------------------

Each SSgA/SSgA FM contractor/consultant/temporary employee contract will include the Code as an addendum, and each contractor/consultant/temporary employee will be required to sign an acknowledgement that he/she has read the Code and will abide by it except for the pre-clearance and reporting provisions.

Investment Clubs
----------------

An employee who is a member of an investment club is subject to the pre-clearance and reporting requirements of the Code with respect to the transactions of the investment club. Additionally, memberships in Investment Clubs will require prior approval of the Compliance and Risk Management Group.

III. KEY DEFINITIONS
     ---------------

BENEFICIAL OWNERSHIP
--------------------

For purposes of the Code, "Beneficial Ownership" shall be interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act") in determining whether a person is subject to the provisions of Section 16 under the Exchange Act and the rules and regulations thereunder.

COVERED SECURITIES
------------------

For purposes of the Code, "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 ("1940 Act"). This definition of "Security" includes, but is not limited to: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Further, for the purpose of the Code, "Security" shall include any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices.

Covered securities will also include exchange traded funds ("ETFs") advised or sub-advised by SSgA/SSgA FM or any equivalents in local non-US jurisdictions, single stock futures and both the U.S. Securities and Exchange Commission ("SEC") and Commodity Futures Trading Commission ("CFTC") regulated futures.

"Security" shall NOT include direct obligations of the government of the United States or any other sovereign country or supra-national agency, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, variable and fixed insurance products, and interests in IRC Section 529 plans.


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                                                                               2

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IV. PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS
    -------------------------------------------------

Unless the investment type is exempted for pre-clearance purposes, all employees must request and receive pre-clearance prior to engaging in the purchase or sale of a security. Although a request may need to be pre-cleared, it may be subject to the de minimis exception which would permit a trade to be automatically pre-approved due to its size. All pre-clearance requests will be made by submitting a Pre-Trade Authorization Form ("PTAF") via the Code of Ethics Compliance system.

Pre-clearance approval is only good until midnight local time of the day when approval is obtained. "Good-till-cancelled" orders are not permitted. "Limit" orders must receive pre-clearance every day the order is open.

As there could be many reasons for pre-clearance being granted or denied, employees should not infer from the pre-clearance response anything regarding the security for which pre-clearance was requested.

De Minimis Exception
--------------------

Employee transactions effected pursuant to the de minimis exception remain subject to the pre-clearance and reporting requirements of the Code. A "de minimis transaction" is a personal trade that meets the following conditions: A transaction of less than US $30,000 or the local country equivalent, 2,000 shares or units, and not more than 1% of the average daily trading volume in the security for the preceding 5 trading days.

Exempted Securities
-------------------

Pre-clearance by employees is not required for the following transactions:

o     Transactions  made in an account  where the  employee  pursuant to a valid
      legal   instrument   has   given   full   investment   discretion   to  an
      unaffiliated/unrelated third party;

o Purchases or sales of direct obligations of the government of the United States or other sovereign government or supra-national agency, high quality short-term debt instruments, bankers acceptances, certificates of deposit ("CDs"), commercial paper, repurchase agreements, and securities issued by open-end investment companies (e.g., mutual funds) NOT advised or sub-advised by SSgA/SSgA FM;

o Automatic investments in programs where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance);

o     Investments in dividend reinvestment plans;

o     Purchases  or sales of  variable  and  fixed  insurance  products  and IRC
      Section 529 plans;

o     Exercised rights, warrants or tender offers;


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                                                                               3

o     General  obligation  municipal  bonds,   transactions  in  Employee  Stock
      Ownership Programs ("ESOPs), and Share Builder and similar services; and

o     Securities received via a gift or inheritance.

State Street Stock
------------------

Except as permitted in the following paragraph, any DISCRETIONARY purchase or sale (including the exercising of options) of State Street stock, including shares in a 401(k) plan, needs to be pre-cleared subject to the DE MINIMIS requirements. This does NOT affect the current policy where an employee may trade State Street stock ("STT") or exercise options obtained pursuant to employee compensation plans on a specific day pursuant to State Street corporate policy.

Because STT stock may only be purchased on behalf of SSgA and SSgA FM clients following index investment objectives, employees may trade shares in STT or exercise options obtained pursuant to employee compensation plans above the DE MINIMIS requirements during certain trading windows established by STT (generally, from the third through the twelfth business day after the quarterly earnings release by the Corporation). Employees will be notified via e-mail when this period commences. During this period, all employees remain subject to the Insider Trading and Tipping rules in the Code of Ethics and Standard of Conduct.

V. RESTRICTIONS
   ------------

BLACKOUT PERIODS
----------------

Subject to the DE MINIMIS exception, employees may not trade in a covered security on any day that a client account/fund has a pending buy or sell order in the same covered security.

In addition, subject to the DE MINIMIS exception, an employee may not buy or sell a security that a client account/fund has traded within 7 calendar days on either side of the fund's/ account's execution date.

INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS
-----------------------------------------------

Employees are prohibited from acquiring securities through an allocation by the underwriter of an initial public offering ("IPO"). There is an exception for a situation where the spouse/domestic partner, with prior written disclosure to and written approval from a Senior Compliance Officer in the office where the staff member is principally employed, could acquire shares in an IPO of his/her employer.

In addition, employees are prohibited from purchasing securities in a private offering unless the purchase is approved in writing by a Senior Compliance Officer. Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

OPTIONS
-------

Employees are prohibited from buying or selling options. There is an exception for employees who have received options from a prior employer. In those instances, the exercising or selling of


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                                                                               4
options received from the prior employer is subject to the pre-clearance and reporting requirements of this Code.

MUTUAL FUNDS
------------

SSgA/SSgA FM employee investments in any mutual funds that are advised or sub-advised by SSgA FM or certain affiliates are subject to a ninety (90) calendar day holding period. These transactions are also subject to the pre-clearance and reporting requirements of this Code.

The current list of SSgA FM and certain affiliates'advised and sub-advised mutual funds is maintained by the Compliance and Risk Management Group and is located on the Code of Ethics Intranet page. Investments in money market funds or short-term income funds advised or sub-advised by SSgA FM are exempt from these requirements.

SHORT-TERM TRADING AND OTHER RESTRICTIONS
-----------------------------------------

The following restrictions apply to all securities transactions by employees:

o SHORT-TERM TRADING. Employees are prohibited from the purchase and sale or sale and purchase of the same securities within sixty (60) calendar days. Mutual funds advised or sub-advised by SSgA FM or certain affiliates are subject to a ninety (90) day holding period.

o EXCESS TRADING. While active personal trading may not in and of itself raise issues under applicable laws and regulations, we believe that a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by the Compliance and Risk Management Group to the extent appropriate for the category of person, and a pattern of excessive trading may lead to the taking of appropriate action under the Code.

o FRONT RUNNING. Employees may not engage in "front running," that is, the purchase or sale of securities for their own accounts on the basis of their knowledge of SSgA's/SSgA FM's trading positions or plans.

o MATERIAL NONPUBLIC INFORMATION. Employees possessing material nonpublic information regarding any issuer of securities must refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material.

o SHORTING OF SECURITIES. Employees may not engage in the practice of shorting securities.

VI. REPORTING REQUIREMENTS
    ----------------------

All Securities are subject to the reporting requirements of the Code except the following:

o     Direct Obligations of any sovereign government or supra-national agency;

o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;


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                                                                               5

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o     Shares issued by open-end mutual funds and ETFs NOT advised or sub-advised by SSgA FM or certain affiliates;

o     Investments in dividend reinvestment plans; and

o     Variable and fixed insurance products and IRC Section 529 plans.

IRC 401(k) plans are also exempt from the reporting requirements except: (i) self-directed brokerage accounts and (ii) investments in State Street stock. Employees must report holdings of or transactions in ESOPs or pension or retirement plans if they have a direct or indirect Beneficial Ownership interest in any Covered Securities held by the plan.

Additionally, securities received via a gift or inheritance are required to be reported, but are NOT subject to the pre-clearance requirements of the Code.

a. Initial Holdings Reports
   ------------------------

      Within ten (10) calendar days of being hired by SSgA/SSgA FM, each employee must provide the Compliance and Risk Management Group with a statement of all securities holdings and brokerage accounts. More specifically, each employee must provide the following information:

      o The title, number of shares and principal amount of each Security in which the employee had any direct or indirect Beneficial Ownership when the person became an employee;

      o The name of any broker, dealer or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee as of the date the person became an employee; and

      o     The date the report is submitted by the employee.

b. Duplicate Statements and Confirmations
   --------------------------------------

      Upon SSgA/SSgA FM employment and for any accounts opened during employment, an employee must instruct his/her broker-dealer, trust account manager or other entity through which he/she has a securities trading account to send directly to our Compliance and Risk Management Group:

      o     Trade confirmation summarizing each transaction; and

      o     Periodic statements.

      This applies to all accounts in which an employee has direct or indirect Beneficial Ownership. A sample letter with the Compliance address is located on the Code of Ethics Intranet page.

c. Quarterly Transaction Reports
   -----------------------------


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

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      Each employee is required to submit quarterly his/her Quarterly Securities
      Report within ten (10) calendar days of each calendar quarter end to the Compliance and Risk Management Group. The form for making this report will be provided to each employee on a quarterly basis.

      Specific information to be provided includes:

      1. With respect to any transaction during the quarter in a Security in which any employee had any direct or indirect Beneficial Ownership:

      o The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

      o The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition);

      o     The price of the Security at which the transaction was effected;

      o The name of the broker, dealer or bank with or through which transaction was effected; and

      o     The date that the report is submitted by the employee.

      2. With respect to any account established by the employee in which any securities were held during the quarter for the direct or indirect benefit of the employee:

      o The name of the broker, dealer, or bank with whom the employee established the account;

      o     The date the account was established; and

      o     The date the report is submitted by the employee.

d. Annual Holdings Reports
   -----------------------

      Each employee is required to submit annually (i.e., once each and every calendar year) a list of holdings, which is current as of a date no more than thirty (30) days before the report is submitted. In addition, each employee is required to certify ANNUALLY that he/she has reviewed and understands the provisions of the Code. The forms for making these reports will be provided to each employee on an annual basis.

      Specific information to be provided includes:

      o The title, number of shares and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership;

      o The name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee; and

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                                                                               7

      o     The date that the report is submitted by the employee.

VII. STANDARD OF CONDUCT
     -------------------

PERSONAL TRADING
----------------

All State Street employees, including SSgA/SSgA FM employees, are required to follow the provisions outlined in State Street Corporation's Corporate Standard of Conduct. The Standard of Conduct includes a policy on Personal Trading which all State Street employees must follow in addition to any additional personal trading policies implemented by their business areas. The policy includes the following list of provisions:

o Employees will not buy or sell securities (or recommend their purchase or sale) based upon "inside information."

o     Employees will not sell State Street securities short.

o Employees will not engage in options trading or hedging transactions in State Street securities.

o Employees will not sell the securities of a customer short when we, as individual employees, are directly responsible for providing services to that customer.

o Employees will not buy options in the securities of a customer (unless conducted as part of a hedging strategy) when we, as individual employees, are directly responsible for providing services to that customer.

o Employees will not purchase securities of an issuer when State Street is involved in the underwriting or distribution of the securities.

o Employees will not buy or sell securities based upon our knowledge of the trading position or plans of State Street or a customer.

o Employees will not buy or sell securities based upon anticipated research recommendations. (Employees are required to wait at least 3 business days following public dissemination of a recommendation made by State Street prior to making a personal trade. Some business units may impose a longer restriction period.)

o Employees will not use their influence as State Street employees to accept preferential treatment from an issuer or broker with respect to an investment opportunity, nor from a broker with respect to the fees charged in relation to conducting a personal securities transaction.

o Employees will not originate a rumor nor participate in the circulation of one concerning any publicly traded security, particularly the securities of State Street or any customer of State Street.

o Employees allow trading of customer accounts and for State Street's own account to precede personal trades if the personal trades could affect the market price of a security.

o Employees will not invest in the securities of a supplier or vendor to State Street, if they as individual employees, have substantial responsibility for representing State Street in its relationship with that firm.

PROTECTING CONFIDENTIAL INFORMATION
-----------------------------------

Employees may receive information about SSgA/SSgA FM, State Street Bank & Trust Company, State Street Corporation, their clients and other parties that, for various reasons, should be treated as confidential. All employees are expected to strictly comply with measures necessary to preserve the confidentiality of the information.

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                                                                               8

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Insider Trading and Tipping
---------------------------

The misuse of material nonpublic information, or inside information, constitutes a fraud under the securities laws of the United States and many other countries. Fraudulent misuse of inside information includes buying or selling securities while in possession of material nonpublic information for an employee or employee-related account, a proprietary account or for the account of any client. Fraudulent misuse of inside information also includes disclosing or tipping such information to someone else who then trades on it, or using such information as a basis for recommending the purchase or sale of a security. Information is material when it has market significance and there is a likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities of the company involved. It is nonpublic if it has not been broadly disseminated.

In no event, may any employee who receives inside information use that information to trade or recommend securities affected by such information for personal benefit, the benefit of SSgA/SSgA FM or any affiliate or the benefit of a third party. More specifically:

o No employee may, while in possession of inside information affecting a security, purchase or sell such security for the account of such employee, a client or any other person or entity.

o No employee may disclose inside information to any person outside of SSgA/SSgA FM. However, discussions with legal counsel and disclosures authorized by the client in furtherance of a related project or transaction are permitted.

o No employee may recommend or direct the purchase from or sale of a security to anyone while in the possession of inside information, however obtained.

GIFTS AND ENTERTAINMENT
-----------------------

All employees are required to follow the Corporate Standard of Conduct's Gifts and Entertainment Policy. The policy includes the following provisions:

o Employees should avoid any excessive or disreputable entertainment that would reflect unfavorably on State Street;

o     Employees do not offer or accept cash or its equivalent as a gift;

o Employees recognize that promotional gifts such as those that bear the logo of a company's name or that routinely are made available to the general public are generally acceptable business gifts;

o Employees fully, fairly and accurately account on the books and records of State Street for any expense associated with a gift or entertainment; and

o Employees do not accept any gift or bequest under a will or trust from a customer of State Street.

For purposes of the SSgA/SSgA FM Code, the gifts and entertainment limit will be $250.00 or the local equivalent. In order for an employee to accept a gift above the limit, he/she must obtain prior written approval from his/her manager and provide a copy of the approval to the Chief Compliance Officer.

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SERVICE AS A DIRECTOR/OUTSIDE EMPLOYMENT AND ACTIVITIES
-------------------------------------------------------

All employees are required to comply with the Corporate Standard of Conduct's Conflicts from Outside Activities Policy. The policy includes the following provisions:

o Employees are to avoid any business activity, outside employment or professional service that competes with State Street or conflicts with the interests of State Street or its customers.

o An employee is required to obtain the approval of his/her Area Executive before becoming a director, officer, employee, partner or sole proprietor of a "for profit" organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and State Street. The request for approval along with the preliminary approval of the Area Executive is subject to the final review and approval of the State Street General Counsel and the Chief Executive Officer.

o Employees do not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

o     Employees  do  not  use  State  Street  resources,   including  computers,
      software, proprietary information, letterhead and other property in connection with any employment or other activity outside State Street.

o Employees disclose to their Area Executive any situation that could present a conflict of interest or the appearance of a conflict with State Street and discuss how to control the risk.

When completing their annual certification acknowledging receipt and understanding of the Code of Ethics, SSgA/SSgA FM employees will be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without prior written approval from the employees' Area Executive.

VIII. SANCTIONS
      ---------

Upon discovering a violation of this Code by an employee or his/her family member or related party, the Code of Ethics Review Committee may impose such sanctions as it deems appropriate, including, among other things, the following:

o     A letter of censure to the violator;

o     A monetary fine levied on the violator;

o     Suspension of the employment of the violator;

o     Termination of the employment of the violator;

o Civil referral to the SEC or other civil regulatory authorities determined by SSgA/SSgA FM; or

o     Criminal referral - determined by SSgA/SSgA FM.

Examples of possible sanctions include, but are not limited to:

o A warning letter, with a cc: to the employee's manager, for a first time pre-clearance or reporting violation;

o Monetary fines and disgorgement of profits when an employee profits on the purchase of a security he/she should not purchase; and

o Recommendation for suspension or termination if an employee is a serial violator of the Code.

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Appeals Process
---------------

If an employee decides to appeal a sanction, he/she should contact Human Resources.

















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